                                                                   EXHIBIT 99(c)


Selected Consolidated Financial Information

     Set forth below is certain selected historical consolidated financial data with respect to Eckerd Corporation. As it relates to 1992 through 1995, such information was excerpted or derived from financial information contained in Eckerd's Annual Report on Form 10-K for the year ended February 3, 1996 ("Eckerd's Form 10-K"). Regarding fiscal 1996, such information, which is unaudited, is excerpted from Eckerd's financial information for such fiscal year. The information below represents Eckerd's continuing operations, and excludes the results of Insta-Care Holdings, Inc. (sold November 15, 1994), the Vision Group Operations (sold effective January 30, 1994) and any reserves established for future store closings. In addition, the financial information for fiscal 1995 is presented on a comparable 52-week basis. More comprehensive financial information is included in Eckerd's Form 10-K and other documents filed by Eckerd with the Securities and Exchange Commission. The financial information that follows is qualified in its entirety by reference to Eckerd's Form 10-K and such other documents, including the financial statements and related notes therein.


                      ECKERD CORPORATION AND SUBSIDIARIES
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                            1996           1995          1994           1993         1992
                                            ----           ----          ----           ----         ----
                                                           (in thousands, except percentages)
Statement of Operations Data:
  Sales and other operating revenue....   $5,376,221    $4,902,789    $4,446,728    $4,060,614    $3,770,879
  Gross profit.........................    1,183,373     1,101,174     1,020,868       955,880       935,478
  Earnings before interest expense
      and taxes........................      213,950       196,441       171,615       150,277       128,063

Other Operating and Drugstore Data:
  EBITDA(1)............................      308,136       279,592       247,985       231,280       216,695
  Comparable drugstore sales growth....          7.8%          8.8%          8.1%          6.1%          3.1%
  Average sales per selling square
      foot (in dollars)................          383           336           325           302           283
---------------------------

(1) EBITDA represents earnings before interest, taxes, depreciation and amortization. While the Company believes that EBITDA is a key measure of assessing operating performance and cash flow, EBITDA is not intended as a substitute for other statement of operations data prepared in accordance with generally accepted accounting principles.